Exhibit 99.2
Item 6.  Selected Financial Data

The following selected financial highlights should be read in conjunction with Item 7, MDA, and Item 8, Financial Statements and Supplementary Data. All amounts have been updated to include the retrospective application of accounting standards adopted at the beginning of fiscal 2010 related to convertible debt, noncontrolling interests, and participating securities. See Note 1, under the caption Recently Issued Accounting Standards—Adopted, of our consolidated financial statements for additional information about these accounting standards.

As of and for Years ended September 30,	2009	2008	2007	2006	2005
(In millions, except per share amounts)

Revenues	$2,114.0	$2,528.6	$2,621.4	$2,511.7	$2,379.4
Gross profit	1,151.6	1,419.1	1,480.8	1,371.7	1,190.7
Operating income (1)	321.3	659.3	800.3	725.1	663.7
Net income (1)	126.8	328.0	493.1	466.4	436.5

Basic earnings per share (1)	$0.43	$1.06	$1.49	$1.38	$1.27

Diluted earnings per share (1)	$0.43	$1.05	$1.47	$1.32	$1.20

Weighted average shares outstanding
Basic	293.8	308.0	330.1	336.8	343.7
Diluted	294.0	310.2	335.7	355.8	370.2

Cash dividends declared per share	$0.33	$0.57	$0.53	$0.51	$0.49

Cash from operations	$547.9	$486.5	$821.5	$624.1	$726.4
Cash from investing	(288.4)	(365.7)	(296.7)	(234.0)	(215.8)
Cash from financing (2)	(381.2)	(115.2)	(556.5)	(386.9)	(525.6)
Capital expenditures (3)	257.4	298.2	344.3	310.5	238.6
Cash used for share repurchases	-	779.7	1,118.3	426.7	354.7

Cash and short-term investment securities (4)	$247.4	$374.4	$400.7	$589.1	$688.1
Working capital (6)	609.2	733.4	595.5	147.4	219.6
Total assets	4,328.1	4,546.9	4,147.8	3,892.0	3,864.4
Credit facilities and indebtedness (5)	2,020.0	2,235.4	1,457.2	803.4	811.0
Total jackpot liabilities	588.1	650.7	643.1	546.7	705.8
Non-current liabilities	2,640.0	2,881.9	1,960.0	604.6	731.6
Total IGT stockholders' equity (6)	1,062.0	926.2	1,484.4	2,060.3	1,905.7
Total equity	1,063.6	928.3	1,496.3	2,069.8	1,915.2

(1)
Fiscal 2009 included a loss of $78.0 million ($49.2 million after tax or $0.17 per diluted share) associated with our WDG IP restructuring and $35.0 million of employee restructuring charges ($22.0 million after tax or $0.07 per diluted share).

(2)	Fiscal 2009 included $273.5 million net cash provided from new debt refinancing.

(3)
Capital spending increases relate to additional investments in gaming operations equipment, as well as spending for our new Las Vegas campus construction and Reno facilities expansion in fiscal 2005, 2006 and 2007.

(4)	Cash and investment securities include restricted amounts.

(5)	Fiscal 2006 and 2005 included $582.1 million and $602.2 million, respectively, of convertible debentures classified in current liabilities due to holders’ conversion rights.

(6)	Reduced shareholders’ equity in fiscal 2008 and 2007 were primarily due to treasury share repurchases.